Exhibit 10.12

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Release”) is entered into on the last date set forth opposite the signatures below by Joan Woldt, an adult resident of the State of Wisconsin, (“Employee”) and Bank First, N.A., a national banking association, (“Employer”).

WHEREAS, the Employer has decided to end its employment relationship with the Employee and, in recognition of her past services to it, is willing to extend substantial benefits to her if she chooses to enter into this Release.

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, Employer and Employee agree as follows:

1.Recital Included.  The above recital is incorporated herein and made a part hereof.

2.Separation Date.  Employee’s employment with the Employer for all purposes was effective at 5:00 p.m. on December 31, 2023 (the “Separation Date”).

3.Health Insurance Continuation Rights.  Whether or not Employee chooses to enter into this Release, Employee will receive by separate letter information regarding Employee’s rights regarding continuation of health insurance under the Consolidate Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and to the extent that Employee has such rights, nothing in this Release will change or impair those rights.

4.Accrued Personal Time Off.  Whether or not Employee chooses to enter into this Release, Employer will pay Employee earned but unused Personal Time Off as of the Separation Date.

5.Severance Payments.  In consideration of Employee’s acceptance of this Release and Employee’s fulfillment of its terms, Employer agrees to pay Employee the equivalent of 52 weeks of Employee’s current salary, for a total of $342,784.08 (“Severance”).  The Severance shall be payable in equal installments on Employer’s regular payroll dates during the year following the Employer’s initial payment of Severance, with the first installment being paid on the first regular payroll date following Revocation Period, as set forth in Section 20(f) (“Severance Period”).   All Severance payments will be subject to applicable taxes and withholdings but shall not be deemed compensation for purposes of any of Employer’s qualified retirement or benefit plans or other benefits programs.  The payments of Severance do not entitle Employee to any retirement plan contributions by Employer for Employee’s benefit or account, or for vesting purposes under any Employer qualified retirement or benefit plan.  Employee acknowledges that Employee would not be entitled to receive this Severance without accepting the terms of this Release.

6.Funding of COBRA.   In consideration of Employee’s acceptance of this Release and Employee’s fulfillment of its terms, Employer will pay, on Employee’s behalf, the applicable COBRA premium payment for all medical, dental and vision benefits which Employee and

Employee’s dependents were receiving on the Separation Date, less that portion of the premium that Employee would have paid if Employee was an active employee (“COBRA Payments”). These COBRA Payments will continue until the earlier of (i) Employee’s failure to pay her portion of the costs of any of this COBRA coverage, (ii) the termination of Employee’s COBRA rights for any reason, or (iii) December 31, 2024.  Thereafter, Employee will have the option of continuing COBRA coverage, but the Employee will then be responsible for the full cost of all the COBRA premiums.  Employer’s obligation to provide the COBRA Payments is contingent upon Employee timely electing COBRA continuation coverage and completing and submitting all required COBRA paperwork.  All other benefits and insurance presently provided by Employer including, but not limited to, 401(k) plan participation, disability insurance, and life insurance, will terminate on the Separation Date.

7.Rights Under Equity Plan.   Employee is a participant in the Bank First Corporation 2020 Equity Plan (the “Plan”), subject to the provisions of the Employee’s March 1, 2023 Restricted Stock Award Agreement (“Award Agreement”). Employer agrees that, notwithstanding Employee’s termination of employment with it, Employee’s grant of its restricted stock under the Award Agreement will continue to vest in accordance with its terms and the terms of the Plan, as set forth in Exhibit A.  Employee acknowledges and agrees that the terms and conditions of the Plan and the Restricted Stock Award Agreement shall continue in full force and effect according to their respective terms.

8.Release of All Claims and Covenant Not to Sue.

a.General Release of Claims.  The parties agree that this Release is a full and final settlement of all claims related to Employee’s employment with Employer and the conclusion of that employment.  As a material inducement to Employer to enter into this Release, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges Employer  and its current and past directors, officers, employees, agents, attorneys, and all persons acting by, through, or in concert with any of them, together with their successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses, including attorneys' fees and costs actually incurred, of any nature whatsoever, known or unknown, suspected or unsuspected, which exist as of the date Employee signs this Release. This Release applies to all Employee’s rights arising out of any contracts, express or implied, any of Employer's policies or programs, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on Employer's right to terminate Employee, or any other constitutional, statutory or regulatory provision, or any federal, state, local or other governmental statute, regulation or ordinance, including  the Age Discrimination in Employment Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Wisconsin Family and Medical Leave Act, and the Wisconsin Fair Employment Act.

b.Covenant Not to Sue.   Employee hereby represents that she has not filed any claim or administrative complaint or charge with any governmental body against any of the Releasees.  Except as expressly set forth in the subsections of this Section 8, Employee further AGREES NOT TO FILE A LAWSUIT or other legal claim or charge or assert against any of the

Releasees any claim released by this Release.  Notwithstanding the preceding sentence, Employee is in no way barred from filing a claim or charge with, or testifying, assisting, or participating in an investigation, hearing, or proceeding conducted by a federal, state, or local agency.

c.Related Representations and Acknowledgements.  This Release is intended to and does settle and resolve all claims of any nature that Employee might have against Employer arising out of their employment relationship or the termination of employment or relating to any other matter, except as set forth in subsections of this Section 8.  By signing this Release, Employee acknowledges that Employee is doing so knowingly and voluntarily, that Employee understands that Employee may be releasing claims Employee may not know about, and that Employee is waiving all rights Employee may have had under any law that is intended to protect her from waiving unknown claims.  This Release shall not in any way be construed as an admission by Employer or any of the Releasees of wrongdoing or liability or that Employee has any rights against Employer or any of the Releasees.  Employee represents and agrees that Employee has not transferred or assigned, to any person or entity, any claim that Employee is releasing in this Release.

d.Exceptions to General Release.  Nothing in this Release is intended as, or shall be deemed or operate as, a release by Employee of (i) any rights of Employee under this Release; (ii) any vested benefits under any Employer-sponsored benefit plans; (iii) any rights under COBRA or similar state law; (iv) any recovery to which Employee may be entitled pursuant to workers’ compensation and unemployment insurance laws; (v) Employee’s right to challenge the validity of Employee’s release of claims under the ADEA; (vi) any rights or claims under federal, state, or local law that cannot, as a matter of law, be waived by private agreement; and (vii) any claims arising after the date on which Employee executes this Release.

e.Related Employee Protected Rights.  Employee understands that nothing contained in this Release limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Employee further understands that this Release does not limit Employee’s ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies.  However, based on Employee’s release of claims set forth in this Release, Employee understands that Employee is releasing all claims and causes of action that Employee might personally pursue or that might be pursued in Employee’s name and, to the extent permitted by applicable law, Employee’s right to recover monetary damages or obtain injunctive relief that is personal to Employee in connection with such claims and causes of action.

9.Return of Employer Property.  Employee represents and warrants that Employee has returned to Employer all documents, materials, equipment, keys, recordings, client contact information, other customer-related information, sales information, workforce information, production information, computer data, and other material and information relating to Employer or the business of the Employer (“Company Property”), and that Employee has not retained or provided to anyone else any copies, excerpts, transcripts, descriptions, portions, abstracts, or other representations of Company Property. To the extent that Employee has any Company Property in electronic form (including, but not limited to, Employer-related e-mail), Employee represents and warrants that, after returning such electronic Company Property as described in this Section 9, Employee represents that she has permanently deleted such Company Property from all non-Employer-owned computers, mobile devices, electronic media, cloud storage, or other media devices or equipment. Employee further represents and warrants that Employee has not provided and will not provide any Company Property to any third party, including any documents, equipment or other tangible property, but with the exception of non-confidential materials generally distributed by Employer to customers or the general public.

10.Non-Disparagement.  Employee agrees that she will not at any time make any statements in any form which could be construed by a reasonable person as being derogatory or disparaging of any of the Releasees. Employee represents that since the Separation Date, Employee has not made any such derogatory or disparaging remarks concerning any of the Releasees.  Nothing in this Section 10 is intended to refer to or in any way limit any of the protected rights described in Section 8(e) of this Release, or to prevent Employee from providing truthful testimony in response to a valid subpoena, court order, or request from any Government Agencies.  Employee also agrees to direct all reference checks that she may request from Employer to Sharol Schroeder, SVP-Human Resources.

11.Enforcement/Remedies.  In addition to all other remedies available to Employer under this Release or otherwise available to it under law, if Employee breaches this Release, Employee shall forfeit all rights to Severance Payments and, upon written demand by Employer, Employee shall immediately repay any Severance Payments received by Employee prior to the breach.  The parties agree that damages will be an inadequate remedy for breaches of any of the restrictive covenants contained in this Release and, in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief to enforce those provisions of this Release.  Should either party breach any provision of this Release, that party shall be obligated to reimburse the non-breaching party for all reasonable attorney fees and all costs incurred in connection with that breach.

12.Cooperation.  Employee agrees to cooperate with Employer on matters of which Employee may have knowledge or information.  “Cooperation” includes, but is not limited to, providing Employer with any information Employee possesses concerning any matter, claim or cause of action, concerning Employer or its related businesses, without compensation owing to Employee.

13.Confidentiality of Release.  Employee shall not disclose the terms of this Release to any third party without the written consent of Employer, except for the purpose of enforcing this Release, or to Employee’s attorney or accountant for legal or tax advice, or to Employee’s significant other.

14.Severability.  Each provision contained in this Release is divisible and severable. If any such provision is held invalid by any court, agency or tribunal, that will not impair the validity of any other such provision of this Release, which shall remain in full force and effect.

15.Choice of Law.  This Release shall be interpreted in accordance with the laws of the State of Wisconsin.

16.Complete Agreement.  The parties understand and agree that this Release is final, and along with the Plan and the Restricted Stock Award Agreement, which remain in full force and effect in accordance with their respective terms, constitutes the entire understanding between the parties concerning Employee’s employment with Employer and termination of that relationship and supersedes all prior agreements between the parties with respect to the subject matter hereof.

17.Successors and Assigns.  This Release shall be binding upon and inure to the benefit of the parties’ successors and assigns.

18.Employee acknowledges that:

a.This Release includes a knowing and voluntary waiver and release of all claims under the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act, which arose on or before Employee entered into this Release;

b.Employee has read this Release, understands its contents and agrees to its terms and conditions of Employee’s own free will;

c.Employee has been advised by Employer to consult with an attorney prior to signing this document;

d.Employee understands that this Release includes a final general release, as more fully described above;

e.Employee may enter into this Release within twenty-one (21) days of receipt of this document by executing it below and returning it to Employer at Bank First., P.O. Box 10, 402 N. 8th Street, Manitowoc, WI 54221, Attn: Sharol Schroeder, or by email to sschroeder@bankfirst.com, on or before the twenty-first (21st) day.

f.Employee has seven (7) days after signing this Release to revoke acceptance of it, by sending written notice revoking such acceptance to Employer at Bank First, P.O. Box 10, 402 N. 8th Street, Manitowoc, WI 54221, Attn:  Sharol Schroeder, or by email to sschroeder@bankfirst.com (the “Revocation Period”).  The revocation must be in writing and received by Employer within seven (7) days of the date Employee accepted as described in the immediately preceding subparagraph; and

g.Absent timely revocation, this Release will become effective or enforceable upon the expiration of the seven (7) day revocation period referenced above (the “Effective Date”).

IN WITNESS WHEREOF, the parties have executed this Release as of the date set forth below.

Employee	Bank First, N.A.

/s/Joan Woldt	/s/Tim McFarlane
Joan Woldt	Tim McFarlane, President

Joan Woldt	Tim McFarlane
Printed Name	Printed Name

11/15/2023	11/14/2023
Date	Date